Exhibit 99.1




FOR IMMEDIATE RELEASE

                          IPC INFORMATION SYSTEMS, INC.
                    COMPLETES HOLDING COMPANY REORGANIZATION

         NEW YORK, May 21, 1999 -- IPC Information Systems, Inc. (Amex: IPI) (the "Company" or "IPC") announced today that, effective today, it reorganized into a holding company form of organizational structure. As a result of the reorganization, a new parent company, IPC Communications, Inc., a Delaware corporation ("Communications"), owns 100 percent of IPC, the previous publicly-held company. Stockholders of IPC have automatically become stockholders of Communications.

         The new holding company organizational structure will allow Communications to manage its entire organization more effectively and broadens the alternatives for future financing.

         The reorganization was structured in a manner under Delaware law that did not require action by the Company's stockholders, whose rights, privileges and interests will remain the same with respect to Communications. Existing certificates representing shares of the Company's common stock serve as evidence of ownership of the same number of shares of common stock of Communications; an exchange of certificates is not required. The change to the holding company structure was tax free to the Company's stockholders. The by-laws, executive officers and board of directors of Communications are the same as those of the Company. Communications' common stock will trade on the American Stock Exchange under the ticker symbol, "IPI."

         IPC Information Systems, Inc. (Amex: IPI) is a world leader in the delivery of integrated multimedia communications solutions to the financial trading industry. IPC serves customers in more than 35 countries. Its patented digital TRADENET MX(R) turret is the most widely installed voice trading system in the world. With its subsidiary, IXnet, IPC has created the first global virtual private network, connecting trading companies with customers and counterparts around the world. In addition, IPC installs and maintains communications cable infrastructure, video and call logging systems, communication integration services, and complete customer care programs.

         This press release may include information presented which contains forward-looking information, including statements regarding the strategic direction of the Company. These comments constitute forward looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the information discussed in these forward looking statements. Among the factors that could cause actual results, performance or achievement to differ materially from those described or implied in the forward-looking statements are general economic conditions, competition, potential technology changes, changes in or the lack of anticipated changes in the regulatory environment in various countries, the ability to secure partnership or joint-venture relationships with other entities, the ability to raise additional capital to finance expansion, and the risks inherent in new product and service introductions and the entry into new geographic markets.